Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT PLACES ORDER FOR NEW AIRBUS AIRCRAFT

Deliveries Scheduled to Begin in 2011

        NEW YORK - March 12, 2008 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, today announced that CIT Aerospace, a unit of CIT, has signed contracts with Airbus for 20 new aircraft (fifteen A320 family aircraft and five A330) worth approximately $1.9 billion at list prices. The aircraft are scheduled to be delivered beginning in 2011 and continue through 2014.

        “As a global leader in the aircraft leasing market, CIT is proud to expand our fleet with these 20 new Airbus aircraft,” said C. Jeffrey Knittel, President of Transportation Finance at CIT. “We continue to see a growing demand from our customer base for more efficient aircraft similar to the Airbus A320 Family and A330s. As a result of this demand we decided to take advantage of the opportunity to further enhance and diversify our fleet.”

        John Leahy, Airbus Chief Operating Officer, Customers, said, “We are pleased to see a leading leasing company and valued Airbus customer placing repeat orders both for our current long-range aircraft and for the A320 Family. This is a further proof of the confidence of the financial sector in Airbus products.”

        CIT owns or manages a fleet of more than 300 commercial aircraft and including the purchase announced today has ordered a total of 189 aircraft with Airbus (152 A320 Family aircraft, 30 A330s and seven A350 XWBs) of which 93 aircraft are already delivered.

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        Airbus is an EADS Company.

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About CIT Aerospace

CIT Aerospace provides financing solutions to a broad spectrum of the global aerospace value chain ranging from operators of commercial and business aircraft to manufacturers and suppliers in the aerospace and defense industries as well as financial institutions.

About CIT

CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

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CIT MEDIA RELATIONS:
Mary Flynn
Director of Media Relations
(212) 461-7860
mary.flynn@cit.com

Abby Cohn
Manager, Brand Marketing & Communications
(212) 461-5713
abby.cohn@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com

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AIRBUS MEDIA RELATIONS:
Marie Caujolle
Media Relations-GDM
Phone: +33(0)5 67 19 05 92
marie.caujolle@airbus.com

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